Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2019 SECOND QUARTER RESULTS
2Q FISCAL 2019 BOOK TO BILL 1.6

HOUSTON — MAY 7, 2019 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2019 second quarter ended March 31, 2019.
Revenues for the second quarter of fiscal 2019 were $123.7 million compared to revenues of $109.4 million for the first quarter of fiscal 2019 and revenues of $101.5 million for the second quarter of fiscal 2018. The Company reported net income for the second quarter of $1.0 million, or $0.08 per diluted share, compared to a net loss of $2.7 million, or $0.23 per diluted share, for the first quarter of fiscal 2019 and a net loss of $3.3 million, or $0.29 per diluted share, for the second quarter of fiscal 2018.
New orders placed during the second quarter of fiscal 2019 totaled $197 million compared to $172 million in the first quarter of fiscal 2019 and compared to $142 million in the second quarter of fiscal 2018. The Company’s backlog as of March 31, 2019 was $397 million up 23% sequentially from $322 million as of December 31, 2018 and compared to $300 million at the end of last year’s second quarter.

Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our second quarter results reflect a combination of solid operational execution and improved utilization of our people and facilities. New orders were strong in the quarter driven largely by our core domestic oil, gas and petrochemical customers. We also experienced improved orders across our international operations as activity continues to strengthen in several of our key global markets.”
Cope added, “We are encouraged by the sustained level of market activity and continue to build a backlog that reflects the strengthening end market demand. In the second half of fiscal 2019, we will maintain our focus on operational execution and delivering on the trust our customers have placed in Powell. New inquiry activity was strong in the second quarter and we expect this trend to continue through the rest of the fiscal year. Overall, we expect that the growth and improved quality of our backlog will position Powell for modest improvement in the second half of 2019 over the first half.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We continue to see strength in our core industrial markets resulting in an improved backlog position. The business is beginning to see this benefit through higher global factory volumes and the associated cost efficiencies driving margin improvement over fiscal year 2018. Additionally, with this increased level of market activity, the business has delivered strong free cash flow through the first half of fiscal 2019. Looking forward, we anticipate that our focus on end market activity and project execution through the second half of the year will result in a return to profitability for the business in fiscal year 2019. We remain committed to our prudent working capital management and believe that we are well positioned to deliver on our growing backlog.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 8, 2019 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 15, 2019. To access the replay, dial 201-612-7415 using a passcode of 13689047#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
(In thousands, except per share data)
	(Unaudited)

Revenues	$123,737	$101,505	$233,088	$191,689
Cost of goods sold	103,662	89,084	198,382	168,713
Gross profit	20,075	12,421	34,706	22,976

Selling, general and administrative expenses	17,195	16,073	33,123	32,288
Research and development expenses	1,663	1,636	3,357	3,294
Amortization of intangible assets	44	44	88	117
Operating income (loss)	1,173	(5,332)	(1,862)	(12,723)

Other income	—	—	—	(507)
Interest expense	55	51	111	102
Interest income	(245)	(293)	(402)	(495)
Income (loss) before income taxes	1,363	(5,090)	(1,571)	(11,823)

Income tax expense (benefit)	405	(1,760)	166	(2,831)

Net income (loss)	$958	$(3,330)	$(1,737)	$(8,992)

Income (loss) per share:
Basic	$0.08	$(0.29)	$(0.15)	$(0.78)
Diluted	$0.08	$(0.29)	$(0.15)	$(0.78)

Weighted average shares:
Basic	11,570	11,509	11,560	11,503
Diluted	11,632	11,509	11,560	11,503

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,239	$3,189	$6,460	$6,424
Capital Expenditures	$1,208	$1,114	$1,972	$2,815
Dividends Paid	$2,996	$2,977	$5,988	$5,954

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2019	September 30, 2018
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$72,367	$49,754

Restricted cash	10,835	19,154

Other current assets	181,157	207,754

Property, plant and equipment (net)	122,836	128,764

Restricted cash (non-current)	7,791	5,987

Long-term assets	18,618	18,538

Total assets	$413,604	$429,951

Liabilities and equity:

Current liabilities	$110,283	$117,849

Long-term debt, net of current maturities	800	1,200

Deferred and other long-term liabilities	10,227	9,258

Stockholders’ equity	292,294	301,644

Total liabilities and stockholders’ equity	$413,604	$429,951

SELECTED FINANCIAL DATA:

Working capital	$154,076	$158,813